Exhibit 10.1

RICHARD A. BACHMANN Chairman and Chief Executive Officer	Direct (504)799-1944 Fax: (504)799-1901 bachmann@eplweb.com

March 20, 2006

Mr. Javan D. Ottoson
4004 Radcliff Court
Midland, Texas 79707

Dear Javan:

This letter serves to confirm the offer of employment to you for the position of Senior Vice President-Drilling and Engineering with Energy Partners, Ltd. (the “Company”). This offer is subject to the Company’s Board of Directors approving your appointment as an Officer of the Company at its meeting on March 23, 2006.

The following represent the terms and conditions of this offer:

•	Commencement date on April 17, 2006(or such other date in close proximity thereto as shall be mutually agreed between us).
•	An employment payment of $50,000 on first payday after employment.
•	Starting base salary of $210,000 annually.
•	Annual bonus target of 50% of base pay.
•
The grant on the commencement date of your employment of an option with a ten year term to purchase 10,000 shares of Common Stock of the Company that will vest in one-third increments on each of the first three anniversaries of the date of grant at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (a detailed Stock Option Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

•
The award on the commencement date of your employment of 5,000 Restricted Share Units that will vest on the third anniversary of your date of employment (likewise, a Restricted Share Unit Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

•	Commencing in 2006, you will be eligible for twenty-five days of vacation annually.
•	Relocation assistance to be provided on the terms set forth in the Relocation form being provided to you separately.
.
In addition to your compensation, you will be entitled to participate in any plans sponsored by the Company, including medical, dental, disability and life insurance plans, subject in each instance to applicable conditions and waiting periods. The Company also sponsors a 401(k) plan in which you will be eligible to participate on the terms provided in the plan documents. A summary of the benefit plans and a copy of the 401(k) Summary Plan description are being provided to you separately.

The Company, as do most employers, expressly reserves the right to discontinue or amend the nature or amount of any of the compensation or benefit plans/programs/policies/practices that it offers. Also, your employment at the Company will be on an “at will” basis, meaning that you or the Company may terminate this employment relationship at any time, with or without reason.

If you have any questions, please call me. We are very pleased to make this offer to you and are looking forward to you joining our team.

Please acknowledge your acceptance of this offer by signing below and returning one copy to the undersigned, whereupon this shall constitute a binding agreement between us.

Sincerely,

/s/ Richard A. Bachmann
Richard A. Bachmann
Chairman and
Chief Executive Officer

ACCEPTED AND AGREED
this 20th day of March, 2006.

/s/ Javan D. Ottoson
Javan D. Ottoson